Exhibit 99.1

Quotient Technology Inc. Reports Second Quarter 2017 Financial Results, Names Mir Aamir CEO, Steven Boal Executive Chairman

Q2 2017 revenue $74.5 million; Retailer iQ revenue grew 69% over Q2 2016

Raises full-year guidance

793 million transactions, up 48% over Q2 2016

Shoppers registered on programs powered by Retailer iQ reaches ~40% of U.S. households

Company appoints David Oppenheimer to Board of Directors

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--August 1, 2017--Quotient Technology Inc. (NYSE: QUOT), a leading digital promotions, media and analytics company that connects brands, retailers, and shoppers, today reported financial results for second quarter ended June 30, 2017.

The Company also announced that the board of directors has named Mir Aamir, currently President and COO, as the Company’s chief executive officer, effective September 1, 2017. At that time, CEO and founder Steven Boal will become Executive Chairman. He will continue to focus on key strategic initiatives and product direction. Boal founded the Company almost 20 years ago with the vision of digitally connecting CPGs, retailers and shoppers. Today, Quotient is a market leader partnering with retailers and CPGs to help them drive sales and profits in today’s demanding and increasingly digital environment.

“With revenue from our core business, Retailer iQ, growing 69% year over year, and now representing 41% of our total revenue, I’ve never been more bullish about our future,” said Boal. “I have known Mir for the past seven years, and we have worked side-by-side for nearly four years. He has been the primary architect of much of our current success. This is the right time for me to hand over the CEO role while I continue to focus on some key strategic initiatives.”

“I’d also like to welcome David Oppenheimer to our Board of Directors. David has more than 20 years of executive experience with leading technology companies that have helped reshape industries. We look forward to David’s fresh insights as we continue to grow our business.”

Second Quarter 2017 Financial Results

  Total revenue was $74.5 million in Q2 2017, an increase of 11% over Q2 2016.
  Revenue from promotions and media were $58.4 million and $16.1 million, respectively, compared to Q2 2016 revenue of $50.9 million and $16.3 million, respectively.
  GAAP net loss for Q2 2017 was $5.8 million, compared to GAAP net loss of $3.5 million in Q2 2016.
  Adjusted EBITDA was $13.0 million in Q2 2017, an increase of 61% over $8.1 million in Q2 2016.
  Transactions totaled 793 million in Q2 2017, up 48% over Q2 2016.

Adjusted EBITDA, a non-GAAP measure, is reconciled to the corresponding GAAP measure at the end of this release.

Second Quarter 2017 Business Highlights

Quotient Network Drives Digital Influence Through National Shopper Reach

  Transactions grew 48% over Q2 2016, enabling brands to shift more promotions from offline to digital, primarily to mobile through Retailer iQ.
  Revenue from Retailer iQ grew 69% in Q2 2017 over last year, and represented 41% of total revenue generated in the quarter.
  Retailers continue to drive scale on the platform through digital marketing activities. The number of shoppers registered on programs powered by Retailer iQ increased to almost 50 million, representing approximately 40% of U.S. households. This is up from 40 million shoppers at the end of 2016.

Quotient Media Exchange (QMX) Strengthens Opportunities in Media & Analytics

  Data within our QMX solution continues to grow, strengthening our targeting and measurement capabilities. QMX has a verified buyer audience reach of more than 70 million, up from 55 million when we launched it last quarter.
  We closed our acquisition of Crisp Mobile, a mobile marketing and advertising company, accelerating our opportunity in shopper marketing. Already, we have run targeted mobile media campaigns that combined promotions and media, as shopper marketers look to drive more sales through digital marketing.

David Oppenheimer Appointed to Board of Directors

The Company appointed David Oppenheimer, Chief Financial Officer at Planet Labs Inc., to the Board of Directors, July 31, 2017. He will also serve as a member of the Audit Committee.

Oppenheimer is Chief Financial Officer of Planet Labs Inc., an earth-imaging company. Prior to joining Planet Labs in 2015, he was CFO for e-commerce company Ebates Inc. (acquired by Rakuten). He also served as CFO of ServiceSource (NASDAQ: SREV), Mindjet, and Digital Impact (NASDAQ: DIGI). Oppenheimer serves on the board of directors and audit committee of education software company HotChalk.

Oppenheimer graduated from the University at Buffalo, the State University of New York, with a bachelor's degree in Mechanical Engineering and received an MBA from the University of California, Berkeley.

A full bio can be found on the Board of Directors page of Quotient.com.

Business Outlook

As of today, Quotient is providing the following business outlook. For the third quarter 2017, total revenue is expected to be in the range of $81.0 million to $84.0 million. Adjusted EBITDA for the third quarter 2017 is expected to be in the range of $10.0 million to $12.0 million.

Quotient is increasing its full year 2017 outlook. Total revenue is expected to be in the range of $317.0 million to $323.0 million, or approximately 16% growth over full year 2016. Adjusted EBITDA for the full year 2017 is expected to be in the range of $45.0 million to $48.0 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 4:30 p.m. EDT/ 1:30 p.m. PDT. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (844) 579-6824, or outside the U.S. (763) 488-9145, with Conference ID# 54347252 at least five minutes prior to the 1:30 p.m. PDT start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient’s management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts and executive officer compensation. In particular, Quotient believes that the exclusion of certain income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Quotient’s operating results in the same manner as Quotient’s management and board of directors. Quotient defines Adjusted EBITDA as net income (loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, charges related to Enterprise Resource Planning Software implementation costs, certain acquisition related costs, and restructuring charges.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of Quotient’s financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, charges related to Enterprise Resource Planning software implementation costs, certain acquisition related costs, and restructuring charges; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the third quarter and fiscal year 2017, the Company’s expectations regarding the integration of Crisp Media and its financial and business impact, the Company’s expectations for the continued scaling and growth of the Retailer iQ digital platform, including expectations on its ability to grow, perform, and meet the expectations of consumers, retailers and CPGs, the Company’s expectations regarding the future demand and behavior of consumers, retailers and CPGs, including the shift to digital, the Company’s expectations for Quotient Media Exchange and Crisp Media, including expectations regarding the potential reach of the product, the Company’s expectations regarding its targeted promotions and targeted media offerings and shopper marketing, the Company’s expectations for the Coupons.com mobile app, and the Company’s expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to the Company’s management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the Company’s financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company’s ability to adapt to changes in consumer habits, the Company's ability to negotiate fee arrangements with CPGs and retailers; the impact of mobile on the Company’s platform; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company's ability to effectively manage its growth; the Company's ability to successfully integrate acquired companies into its business; the Company's ability to develop and launch new services and features; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on May 5, 2017. Additional information will also be set forth in the Company’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT) is a leading digital promotions, media and analytics company that connects brands, retailers and consumers. We distribute digital offers and media through a variety of products, including digital paperless coupons, digital printable coupons, coupon codes and card-linked offers. We operate Quotient Retailer iQ™, a real-time digital coupon platform that connects into a retailer’s point-of-sale system and provides targeting and analytics for manufacturers and retailers. Our distribution network includes our flagship app and site, Coupons.com, as well as Grocery iQ®, our thousands of publisher partners and, in Europe, the Shopmium mobile app. We also operate Crisp Media, which delivers mobile marketing campaigns. We serve hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, as well as top retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. Founded in 1998, Quotient is based in Mountain View, Calif. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient Technology Inc., Quotient Retailer iQ, Coupons.com, Grocery iQ, Shopmium and Crisp Media are trademarks of Quotient Technology Inc. All other marks are owned by their respective owners.

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2017	December 31, 2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$135,394	$106,174
Short-term investments	34,582	69,172
Accounts receivable, net	74,552	71,945
Prepaid expenses and other current assets	8,527	6,293
Total current assets	253,055	253,584
Property and equipment, net	15,655	16,376
Intangible assets, net	52,401	47,987
Goodwill	80,506	43,895
Other assets	892	914
Total assets	$402,509	$362,756
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,110	$4,968
Accrued compensation and benefits	10,807	13,202
Other current liabilities	22,383	20,864
Deferred revenues	7,975	6,856
Total current liabilities	45,275	45,890
Other non-current liabilities	589	78
Deferred rent	2,062	2,285
Contingent consideration related to acquisitions	14,800	185
Deferred tax liabilities	2,497	2,569
Total liabilities	65,223	51,007

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	684,776	647,474
Treasury stock, at cost	(96,574)	(96,574)
Accumulated other comprehensive loss	(700)	(748)
Accumulated deficit	(250,217)	(238,404)
Total stockholders’ equity	337,286	311,749
Total liabilities and stockholders’ equity	$402,509	$362,756

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$74,493	$67,247	$147,072	$133,298
Costs and expenses:
Cost of revenues (1)	30,021	25,162	59,233	50,374
Sales and marketing (1)	21,617	22,741	45,454	47,241
Research and development (1)	12,774	12,473	25,894	26,005
General and administrative (1)	11,803	11,103	23,696	22,353
Change in fair value of escrowed shares and contingent consideration, net	3,900	(966)	1,315	(1,068)
Total costs and expenses	80,115	70,513	155,592	144,905
Loss from operations	(5,622)	(3,266)	(8,520)	(11,607)
Other income (expense), net	134	(172)	261	20
Loss before income taxes	(5,488)	(3,438)	(8,259)	(11,587)
Provision for income taxes	270	68	173	114
Net loss	$(5,758)	$(3,506)	$(8,432)	$(11,701)

Net loss per share, basic and diluted	$(0.06)	$(0.04)	$(0.10)	$(0.14)
Weighted-average shares used to compute net loss per share, basic and diluted	88,985	83,186	88,242	82,852

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cost of revenues	$485	$493	$936	$990
Sales and marketing	1,694	1,541	3,026	3,124
Research and development	1,985	1,651	3,996	3,891
General and administrative	3,902	3,624	7,864	6,914
Total stock-based compensation	$8,066	$7,309	$15,822	$14,919

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(8,432)	$(11,701)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,677	10,108
Stock-based compensation	15,822	14,919
Loss on disposal of property and equipment	—	216
Allowance for doubtful accounts	(497)	151
Deferred income taxes	173	114
Change in fair value of escrowed shares and contingent consideration, net	1,315	(1,068)
Changes in operating assets and liabilities:
Accounts receivable	2,097	1,779
Prepaid expenses and other current assets	(2,066)	(1,645)
Accounts payable and other current liabilities	(471)	(3,402)
Accrued compensation and benefits	(2,468)	(4,306)
Deferred revenues	1,119	(180)
Net cash provided by operating activities	15,269	4,985

Cash flows from investing activities:
Purchases of property and equipment	(3,166)	(3,469)
Acquisitions, net of cash acquired	(21,048)	—
Purchase of short-term investments	(40,541)	(25,060)
Proceeds from maturities of short-term investment	75,132	25,000
Net cash provided by (used in) investing activities	10,377	(3,529)

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans, net	3,641	6,066
Repurchases of common stock	—	(11,022)
Principal payments on promissory note and capital lease obligations	(85)	(26)
Net cash provided by (used in) financing activities	3,556	(4,982)
Effect of exchange rates on cash and cash equivalents	18	3
Net increase (decrease) in cash and cash equivalents	29,220	(3,523)
Cash and cash equivalents at beginning of period	106,174	134,947
Cash and cash equivalents at end of period	$135,394	$131,424

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(5,758)	$(3,506)	$(8,432)	$(11,701)
Adjustments:
Stock-based compensation	8,066	7,309	15,822	14,919
Depreciation, amortization and other (1)	6,608	4,980	12,012	10,108
Change in fair value of escrowed shares and contingent consideration, net	3,900	(966)	1,315	(1,068)
Other (income) expense, net	(134)	172	(261)	(20)
Provision for income taxes	270	68	173	114

Total adjustments	$18,710	$11,563	$29,061	$24,053

Adjusted EBITDA	$12,952	$8,057	$20,629	$12,352

Transactions (2)	793,238	534,854	1,588,508	1,072,039

(1) For the three and six months ended June 30, 2017, Other includes enterprise resource planning software implementation costs of $0.4 million and $0.6 million, respectively, certain acquisition related costs of $0.8 million and $1.5 million, respectively, and restructuring charges of $1.3 million. Acquisition related costs primarily represent diligence, accounting, and legal expenses incurred related to the Crisp acquisition and restructuring charges relates to severance for impacted employees which we generally would not have otherwise incurred in the periods presented as part of our ongoing operations.

(2) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

CONTACT:
Quotient Technology Inc.
Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com
or
Media Contact:
Paul Sloan, 650-396-8754
Vice President, Communications
press@quotient.com